Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
508-520-2545
mconway@plcmed.com

PLC SYSTEMS REPORTS THIRD QUARTER 2011 RESULTS

Quarter Sees Strong Progress on Critical Milestones; Company Hires CFO

MILFORD, Mass., November 14, 2011 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative medical device technologies, today reported financial results for the three- and nine month periods ended September 30, 2011. These results only include the company’s RenalGuard® operations, since PLC completed the sale of its transmyocardial revascularization (TMR) business to Novadaq Corp. during the first quarter of 2011. Results from the TMR business are reflected in discontinued operations for all periods presented.

Third quarter 2011 total revenues were $27,000, compared to $17,000 in the third quarter of 2010. The net loss from continuing operations for the third quarter of 2011 was $401,000, or $0.01 per basic and diluted share, compared to a net loss from continuing operations of $5,000, or $0.00 per basic and diluted share, in the third quarter of 2010.

Mark R. Tauscher, President and Chief Executive Officer of PLC Systems Inc., stated, “While we are disappointed with third quarter revenues, which reflects some seasonality in Europe, our primary market, we had one order at the very end of the quarter that could not be shipped before the quarter’s close. That order and the increasing traction we are seeing in Europe already this quarter make us very optimistic about significantly stronger fourth quarter RenalGuard revenues.”

He continued, “Over the last quarter, we achieved the following milestones:

•                 First and most importantly, we signed Bracco Group subsidiary ACIST as our distributor in France and Germany, the largest European markets;

•                 Results from the investigator-sponsored REMEDIAL II clinical trial of RenalGuard were published in the peer-reviewed Circulation;

•                 We received final approval from FDA to commence our U.S. pivotal trial of RenalGuard; and

•                 We secured additional patents to strengthen our intellectual property position.

All of these developments are critical to our effort to expand market penetration for RenalGuard in Europe and other countries where it is on the market.”

Mr. Tauscher added, “We remain convinced that in RenalGuard, PLC has a valuable technology that truly addresses a large unmet medical need.  After spending time speaking with clinicians and other researchers at TCT 2011 in San Francisco last week, our confidence in the potential of

RenalGuard is much greater.  RenalGuard was demonstrated in our booth as well as that of our partner, ACIST, bringing its strong reputation to bear on RenalGuard’s behalf, and it was the subject of a major discussion by a roundtable of well-known researchers at the conference as well as during other well-attended sessions.  We are thrilled by the tangible increased interest and intend to work diligently to galvanize the rate of market acceptance and growth for this revolutionary technology. We also look forward to announcing in the near future the completion of our first patient enrolled in our U.S. pivotal trial for RenalGuard, another important milestone.”

Financial Update

As of September 30, 2011, PLC reported $3,174,000 in cash and equivalents, an increase of $1,850,000 from the Company’s cash position as of December 31, 2010.  The increased cash position reflects the net proceeds from the sale of the TMR business and the secured convertible debt financing.  During the first quarter of 2011, PLC announced that it had secured up to $6 million in convertible secured debt financing from an institutional investor, of which $4 million, less financing costs of $530,000, was received at the initial closing in February 2011 with an  additional $2 million available based upon the achievement of certain revenue and patient enrollment milestones.

During the third quarter of 2011, PLC shipped 35 single-use RenalGuard disposable sets and two RenalGuard consoles internationally, compared to 25 RenalGuard single-use disposable sets and one console that shipped in the third quarter of 2010. As a result, RenalGuard revenues increased $10,000, or 59%, in the third quarter of 2011 as compared to the same period in 2010.

Sales, General and Administrative costs continued to decline sequentially this year, to $591,000 in the third quarter of 2011 from $667,000 in the second quarter this year, but increased slightly from $545,000 in the third quarter of 2010.  Research & Development expenses were $312,000 in the third quarter of 2011, an increase from $116,000 in the third quarter of 2010 that reflects higher costs associated with preparations for the Company’s U.S. pivotal clinical trial of RenalGuard.

Nine Months Results

For the nine months period in 2011, PLC reported revenues of $482,000, compared to $533,000 in the same period of 2010. Net loss from continuing operations for the first nine months of 2011 was $4,729,000, or a loss of $0.16 per basic and diluted share, compared to a net loss from continuing operations of $764,000, or a loss of $0.03 per basic and diluted share, in the same period last year.

New CFO

On October 3, 2011, the Company appointed Gregory W. Mann as its Chief Financial Officer.  Mr. Mann most recently served as Business Unit CFO at Virtusa Corporation, a global information technology services company.  At Virtusa, Mr. Mann held a variety of finance roles during seven years with the company. He has also held finance and accounting positions at companies including Acusphere, BeFree, and Intergen Energy.

Added Mr. Tauscher, “I am very pleased that we were able to attract someone with Greg’s experience and background to PLC.  He will bring to PLC a fresh vision for our finance operation and his management experience will be a strong skill for us as we go forward.”

About PLC Systems Inc.

PLC Systems Inc., headquartered in Milford, Mass., is a medical device company focused on innovative technologies for the cardiac and vascular markets. PLC’s newest product, RenalGuard, has been developed to help prevent the onset of Contrast-Induced Nephropathy (CIN) in at-risk patients undergoing certain cardiac and vascular imaging procedures. The Product is CE-marked and is being marketed in Europe and selected countries around the world. Two investigator-sponsored European studies have demonstrated RenalGuard’s effectiveness at preventing CIN. RenalGuard is being studied in a pivotal trial in the U.S., as required for approval by FDA.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the planned future U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if this clinical trial is completed, it may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, the need for additional financing,  competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2010, a copy of which is on file with the SEC.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

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(Financial tables follow)

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues	$27	$17	$482	$533
Cost of revenues	17	39	355	632
Gross profit (loss)	10	(22)	127	(99)
Operating expenses
Selling, general and administrative	591	545	1,850	2,184
Research and development	312	116	759	482
Total operating expenses	903	661	2,609	2,666
Gain on the sale of assets	—	—	(40)	(98)
Loss from continuing operations	(893)	(683)	(2,442)	(2,667)
Other expense:
Interest expense	(116)	—	(277)	—
Financing costs associated with convertible notes	—	—	(530)	—
Change in fair value of warrant liabilities	232	—	(872)	—
Change in fair value of convertible notes	376	—	(1,840)	—
Total other expense	492	—	(3,519)	—
Net loss from continuing operations	(401)	(683)	(5,961)	(2,667)
Discontinued operations:
Income from discontinued operations, net	—	678	53	1,903
Gain on sale of discontinued operations, net	—	—	1,179	—
Net loss	$(401)	$(5)	$(4,729)	$(764)
Net loss per weighted average share, basic and diluted:
From loss on continuing operations attributable to common stockholders	$(0.01)	$(0.02)	$(0.20)	$(0.09)
From gain on sale of discontinued operations	—	—	$0.04	$0.06
From income on discontinued operations	—	$0.02	—	—

Net loss attributable to common stockholders per weighted average share, basic and diluted	$(0.01)	$0.00	$(0.16)	$(0.03)
Weighted average shares outstanding:
Basic and diluted	30,351	30,351	30,351	30,351

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30, 2011	December 31, 2010
Cash and cash equivalents	$3,174	$1,324
Total current assets	3,814	3,102
Total assets	4,023	3,315
Total current liabilities	323	1,881
Shareholders’ equity (deficit)	(3,170)	1,434

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